BINDING LETTER OF INTENT

This Binding Letter of Intent (the "LOI") is made by and between Jolta Technology DMCC, a Dubai Corporation, (Hereinafter known as "JTI") and Hero Technologies Inc., a Nevada Corporation, (referred to as "HENC"), each a "Party" and collectively herein as the "Parties". JTI is a privately held company, while HENC is a publicly traded company on US OTCQB (trading as the symbol: HENC).

JTI produces and sells 30-year rechargeable batteries using proprietary (patented and patents pending) technology for multiple applications, and manufactures EV batteries and other batteries using proprietary technologies which are sold to various users including a related company that builds EV motorcycles, while HENC is a strategic acquisition and development holding company.

This Binding Letter of Intent ("LOI") signifies our serious intent to pursue the purchase of JTI owned by you, committing us to the specified terms which are intended to be legally binding, barring any material findings during due diligence that significantly alter the current understanding of the asset or business. While this LOI provides a framework for the potential transaction, showing our dedication towards undertaking comprehensive due diligence, it does not constitute a formal closing of the deal. The final execution of the transaction will only follow a thorough due diligence process, subsequent negotiations, and the signing of a definitive agreement (such as a Purchase Agreement) encompassing all final terms and conditions. This process ensures the protection of the interests of both parties and promotes a transparent, fair transaction.

The completion of a two-year audit of JTI, inclusive of the starting balance sheet as of December 31, 2022 (the "Audited Financial Statements"), by an auditor that is subject to the public corporation accounting oversight board ("PCAOB"), acceptable to HENC shall be a condition precedent to HENC's obligation (but not to JTI's obligation) to Close the Transaction, waivable by HENC in its sole and absolute discretion. As such, this Agreement is legally binding on the parties and will be in full force and effect as of the date on which it is executed by duly authorized representatives of both HENC and JTI.

HENC's proposal is as follows:

PROPOSED TRANSACTION.

A. <u>INTENT</u>
The purpose of this LOI is to express the agreement between the Parties regarding a business combination of the Parties, whereby JTI becomes a wholly owned subsidiary of HENC. HENC will use its status as a trading public company (USOTC) in the United States to raise Funding for JTI and other corporate purposes of HENC.

B. <u>PURCHASE OF JTI</u>
HENC will acquire all the Outstanding shares of JTI by issuing the following:
   I. Subordinate convertible preferred shares in the amount of $2,500,000 (two million, five hundred thousand USD) to all JTI shareholders.
   II. The convertible preferred shares in the face amount of 2.5 million dollars are convertible only into control shares of Jolta when it is spun out.
   III. In the event that HENC is unable to raise funding for JTI, JTI will have the option to unwind the deal. If JTI elects to unwind the deal, both Parties will be returned to their pre-contract state.

C. <u>FUNDIING OF JTI</u>
The beginning of Funding of JTI will be available to commence within two (2) months but no more than six (6) months of the completion and effective date of a Registration Statement filed with the U.S. SEC. Funding shall occur on a mutually agreed schedule of times and amounts, up to $6.5 million USD (sufficient for a NASDAQ spin-out or listing); designed to meet the needs of JTI and the objectives of this MOU.

D. <u>MAXIMUM FUNDING</u>
HENC shall provide Funding up to $6.5 million USD pursuant to the Schedule for Funding set forth in a future Definitive Agreement.

E. JTI shall be required to show its use of the proceeds of the Funding monthly. All books and records of JTI, together with supporting documentation and receipts to show the use of funds obtained from HENC shall be open to reasonable inspection and audit by HENC and its Funding source.

E. <u>PURPOSE OF ACQUIRED COMPANY</u>
It is agreed that JTI is being groomed and prepared with intention to "spin out" and obtain a listing as a NASDAQ company (hereinafter known as the "Spinout") within a reasonable and agreeable period or upon achievement of certain defined benchmarks to be contained within the Definitive Agreement.

F. SPINOUT OPTION

At the time of the Spinout Transaction, the shareholders of JTI shall have the option to convert ½ (one-half) of the shares received from HENC hereunder for control shares equal to 55% or otherwise, as determined by the Parties; of the new NASDAQ company (the JTI spinout).

G. SPINOUT RESULT FOR HENC

At Spinout, HENC will retain shares of the NASDAQ Company equal to not less than 20% ("Percentage Test) or not less than a 5X multiple ("Multiple Test") of its investment, whichever is greater. For example, if HENC is able to raise $5,000,000 on behalf of JTI, HENC will retain a number of shares that is equivalent to $1,000,000 (20% of $5,000,000 = $1,000,000).

H. RELATIONSHIP OF THE PARTIES

While JTI is a subsidiary of HENC - during the term hereof and the term of the Definitive Agreement - JTI will remain autonomous and neither Directors or Officers shall be replaced by HENC, except for cause: such as fraud, malfeasance, etc. as defined in the Definitive Agreement.

Notwithstanding this independence and relationship, HENC shall be permitted to appoint one (1) member of the Board of Directors of JTI to attend and participate in all meetings and actions of the Board of Directors. In addition, HENC shall be permitted to participate in the inspection and audit provided for herein and other periodic inspections as deemed necessary by HENC. JTI must cooperate with HENC and its appointed accountants and auditors in order to conduct an annual audit and periodic reviews of the company.

I. EXCLUSIVITY

In consideration hereof and of the time and resources that HENC will devote to the Transaction, JTI agrees that until one hundred and eighty (180) days from the date of the execution of this Agreement by both parties to it (such date, the "End of the Exclusivity Period"), JTI and its affiliates, directors, officers, employees, representatives and agents will not, directly or indirectly, solicit, initiate, enter into or continue any discussions or transactions with, or encourage, or provide any Information to any person or entity (other than to HENC or its designees), concerning any merger, business combination or sale of its stock other than as contemplated in Paragraph 1 of this Agreement. JTI represents that neither JTI nor any of its affiliates is party to or bound by any agreement with respect to any such transaction other than as contemplated by this Agreement.

J. REGULATORY APPROVAL

The consummation of the transaction will be conditioned upon receiving all necessary approvals thereof or consents thereto from all appropriate third parties and regulatory authorities. JTI will fully cooperate with HENC and use its best efforts to obtain all such approvals.

K. SEC APPROVAL.

The Parties recognize there are several important considerations involve in this transaction involving the US SEC. These include a registration statement, Super 8-K, ongoing 10-Ks and 10-Qs and more. The Parties agree to fully cooperate to support full SEC compliance and successful fund raising, spin out, and more.

L. ONGOING OPERATING AND REGISTRATION EXPENSES

The Parties agree that following the fundraising referred to in paragraph "C" herein that JTI will enjoy an increase in both revenue and operating income as a direct result of the fundraising by HENC. Furthermore, the Parties agree and recognize that HENC has ongoing costs relating to HENC's ongoing operations for management, accounting, auditing, legal, filing, facilities, personnel, travel, and other costs. Accordingly, following the fundraising mentioned above but prior to the NASDAQ spin-out contemplated herein, JTI shall pay a dividend equal to 25% of its operating profits or 5% of its total revenue (whichever is greater) to HENC to assist in payment of the costs and expenses. Payments commence after HENC has raised $250,000 in capital for Jolta. In the event that JTI experiences negative earnings or a lack of cash flow, HENC may reduce JTI's obligation to pay a royalty on revenue in order to preserve the subsidiary's future.

M. DEFINITIVE AGREEMENT; CLOSING

The objective of this LOI is to agree on the basic Understandings of high-level terms and Conditions to move to the execution and consummation of a formal Definitive Agreement prepared by HENC's counsel, reflecting the foregoing provisions, and including other terms and provisions that are customary in transactions of this type.

The Definitive Agreement is expected to contain, among such other provisions, appropriate representations, and warranties of JTI, closing Conditions, and other matters required by HENC and mutually agreeable to all parties. HENC wishes to consummate the Transaction as soon as feasible and, promptly after the execution of this MOU, will instruct its counsel to prepare the Definitive Agreement in accordance with the foregoing.

M. DISCLOSURE

Each Party to this LOI agrees not to publish any type of Press Release or information regarding this possible transaction without the prior written consent and approval of each of each Party.

EFFECTIVE DATE AND SIGNATURE

This LOI shall be effective upon the signature of the authorized officials at JTI and HENC. It shall be in force from the date of the signatures below. Both JTI and HENC signify agreement with this LOI by their signatures.

SIGNATURE AND DATES

Jolta Technology DMCC		Hero Technologies, Inc.	
[signature]	06/20/2023	Gina Serkasevich	06/12/2023
Signature	Date	Signature	Date
PRINTED NAME		PRINTED NAME	
By: Usman Sheikh		By: Gina Serkasevich	
Title: President		Title: CEO	

citrix | RightSignature

SIGNATURE CERTIFICATE

REFERENCE NUMBER
075A01BF-0B0D-419B-8176-A1C7B3F75143

TRANSACTION DETAILS

Reference Number
075A01BF-0B0D-419B-8176-A1C7B3F75143

Transaction Type
Signature Request

Sent At
06/12/2023 10:56 EDT

Executed At
06/19/2023 17:42 EDT

Identity Method
email

Distribution Method
email

Signed Checksum
df47e73318a2d1b74182a7894f721d70476a5e0f394cd071eae29ae525508374

Signer Sequencing
Disabled

Document Passcode
Disabled

DOCUMENT DETAILS

Document Name
Hero-Jolta Binding Letter Of Intent 09 June 2023

Filename
hero-jolta_binding_letter_of_intent_09_june_2023_.docx

Pages
4 pages

Content Type
application/vnd.openxmlformats-officedocument.wordprocessingml.document

File Size
25.1 KB

Original Checksum
d76774227610d1ccfedb8e7c3f0757443f28ddde1cc2c7a5b8ccc34fdb12344a

SIGNERS

SIGNER	E-SIGNATURE	EVENTS
Name Usman Sheikh **Email** usman@joltaelectric.com **Components** 2	**Status** signed **Multi-factor Digital Fingerprint Checksum** 7d318a5ef3680642e7652cf767306e69e694e6f22c3a54e80e6a0cfbf821d4c8 **IP Address** 119.160.96.33 **Device** Mobile Safari via iOS **Drawn Signature**  **Signature Reference ID** F5F4F15B **Signature Biometric Count** 1	**Viewed At** 06/19/2023 17:41 EDT **Identity Authenticated At** 06/19/2023 17:42 EDT **Signed At** 06/19/2023 17:42 EDT
Name Gina Serkasevich **Email** gs@herotechnologiesinc.com **Components** 2	**Status** signed **Multi-factor Digital Fingerprint Checksum** 777f2596c861392300333a3e3ec736c6d46d45693b22d481c4a1fecd35b48509 **IP Address** 24.145.44.136 **Device** Safari via Mac **Typed Signature**  Gina Serkasevich **Signature Reference ID** 6116928F	**Viewed At** 06/12/2023 13:18 EDT **Identity Authenticated At** 06/12/2023 13:19 EDT **Signed At** 06/12/2023 13:19 EDT

AUDITS

TIMESTAMP	AUDIT
06/12/2023 10:56 EDT	Ryan Halpin (rhalp522@gmail.com) created document 'hero-jolta_binding_letter_of_intent_09_june_2023_.docx' on Chrome via Mac from 68.134.191.21.
06/12/2023 10:56 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) was emailed a link to sign.
06/12/2023 10:56 EDT	Usman Sheikh (usman@joltaelectric.com) was emailed a link to sign.
06/12/2023 13:18 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) viewed the document on Safari via Mac from 24.145.44.136.

TIMESTAMP	AUDIT
06/12/2023 13:19 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) authenticated via email on Safari via Mac from 24.145.44.136.
06/12/2023 13:19 EDT	Gina Serkasevich (gs@herotechnologiesinc.com) signed the document on Safari via Mac from 24.145.44.136.
06/19/2023 17:00 EDT	Usman Sheikh (usman@joltaelectric.com) was emailed a reminder.
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06/19/2023 17:40 EDT	Usman Sheikh (usman@joltaelectric.com) viewed the document on Mobile Safari via iOS from 119.160.96.33.
06/19/2023 17:41 EDT	Usman Sheikh (usman@joltaelectric.com) viewed the document on Mobile Safari via iOS from 119.160.96.33.
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